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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

   Mulvoy                Mark                      R.
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   (Last)               (First)                 (Middle)

   2801 East Plano Parkway
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                                    (Street)

   Plano, Texas 75074
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Adams Golf, Inc. (ADGO)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

    March/1999
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [ X ]   Director                     [   ]   10% Owner
   [   ]   Officer (give title below)   [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------                  or    Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V    Amount        (D)               and 4)         (Instr.4) 4)
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
Common Stock                       07/10/1998    J(1)            1,000         D     $16.00     1,000           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================
                                                                                                            9.       10.
                                                                                                            Number   Owner-
                                                                                                            of       ship
              2.                                                                                            Deriv-   of
              Conver-                  5.                                 7.                                ative    Deriv-  11.
              sion                     Number of                          Title and Amount                  Secur-   ative   Nature
              or                       Derivative       6.                of Underlying          8.         ities    Secur-  of
              Exer-           4.       Securities       Date              Securities             Price      Bene-    ity:    In-
              cise    3.      Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)        of         ficially Direct  direct
              Price   Trans-  action   or Disposed      Expiration Date   -----------------      Deriv-     Owned    (D) or  Bene-
1.            of      action  Code     of (D)           (Month/Day/Year)               Amount    ative      at End   In-     ficial
Title of      Deriv-  Date    (Instr.  (Instr. 3,       ----------------               or        Secur-     of       direct  Owner-
Derivative    ative   (Month/ 8)       4 and 5)         Date     Expira-               Number    ity        Month    (I)     ship
Security      Secur-  Day/    -------  ---------------- Exer-    tion                  of        (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3)    ity     Year)   Code  V   (A)      (D)    cisable  Date     Title        Shares    5)         4)       4)      4)
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
Option        $4.75   02/03/   A    V   10,000          (2)      02/02/   Common Stock  10,000              10,000
(right to buy)        1999                                       2004
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


Explanation of Responses:

(1) Represents "directed securities" acquired in connection with Issuer's IPO.

(2) The option, granted under the Issuer's 1999 Non-Employee Directors Plan (the "Plan"), vests in four (4) equal annual installments beginning 02/03/2000. The option is subject to stockholder approval of the Plan at the next Annual Meeting of Stockholders, presently scheduled for May 5, 1999. If the Plan is not approved by the stockholders, the option will terminate.





By:    /s/ MARK R. MULVOY                                04/01/1999
     --------------------------------------------       -------------
      **Signature of Reporting Person                       Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.